                                                      RULE NO. 424(b)(5)
                                                      REGISTRATION NO. 333-22041


PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED FEBRUARY 20, 1997)

                                 $300,000,000

                                     LOGO

                      7 3/8% DEBENTURES DUE MARCH 1, 2097

                               ----------------

  Caterpillar Inc. is offering $300,000,000 aggregate principal amount of 7 3/8% Debentures due March 1, 2097. Interest on the Debentures is payable semi-annually on March 1 and September 1.

  Important information about the Debentures is in the "Description of Deben-tures" sections of this Prospectus Supplement and the Prospectus. In the Pro-spectus is information about a conditional right to advance the maturity date on the Debentures as well as a tax redemption feature. In the Prospectus Sup-plement is information about additional redemption features.

  The Debentures will be represented by one or more Global Securities regis-tered in the name of the nominee of the Depository Trust Company. The records of DTC and its participants will show Debenture interests and transfers will be through those records. Except as described in this Prospectus Supplement or the Prospectus, Debentures will not be issued in definitive form and will trade in DTC's Same-Day Funds Settlement System. We will make all payments of principal and interest in immediately available funds.

  THESE DEBENTURES  HAVE  NOT BEEN  APPROVED  BY THE  SECURITIES  & EXCHANGE
    COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION,  NOR  HAVE  THESE
       ORGANIZATIONS  PASSED  UPON  THE  ADEQUACY  OF  THIS  PROSPECTUS
         SUPPLEMENT  OR THE  PROSPECTUS.  ANY  REPRESENTATION TO  THE
           CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------


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
                                                UNDERWRITING
                                     PRICE TO   DISCOUNTS AND     PROCEEDS TO
                                    PUBLIC(1)   COMMISSIONS(2) CATERPILLAR(1)(3)
--------------------------------------------------------------------------------
Per Debenture.....................     99%         1.125%           97.875%
--------------------------------------------------------------------------------
Total............................. $297,000,000  $3,375,000      $293,625,000
--------------------------------------------------------------------------------

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(1) Plus accrued interest, if any, from February 28, 1997.
(2) For information regarding indemnification of Underwriters, see "Underwrit-ing".
(3) Before deducting expenses payable by Caterpillar estimated at $626,515.

                               ----------------

  The Underwriters are offering these Debentures, subject to prior sale, when, as and if accepted by them subject to certain conditions. We expect that de-livery of the Debentures will be made in book-entry form through DTC on or about February 28, 1997.

                               ----------------

MERRILL LYNCH & CO.
                       GOLDMAN, SACHS & CO.
                                                      CITICORP SECURITIES, INC.

                               ----------------

         The date of this Prospectus Supplement is February 26, 1997.

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IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT
TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBENTURES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

DESCRIPTION OF THE DEBENTURES

  The Debentures will be limited to $300,000,000 aggregate principal amount. Each Debenture will bear interest at the rate per annum stated on the cover page of this Prospectus Supplement. Interest will be payable semi-annually on March 1 and September 1 of each year, beginning September 1, 1997. Interest payable on the Debentures shall be paid to holders of record on the 15th day immediately preceding the interest payment date. The Debentures will mature on March 1, 2097.

  For additional important information on the Debentures, see the "Description of the Debentures" in the accompanying Prospectus. That information includes:

 .  additional information on the terms of the Debentures;

 .  general information on the Indenture and Trustee;

 . information on a conditional right to advance the maturity date on the De-bentures as well as a tax redemption feature;

 .  a description of certain restrictive covenants contained in the Indenture;
   and

 .  a description of events of default under the Indenture.

  Pursuant to the Trust Indenture Act of 1939, as amended, if a default oc-curred on the Debentures, Citibank, N.A., would be required to resign as Trustee within 90 days of default unless default were cured, duly waived or otherwise eliminated. Citibank, N.A. has normal commercial banking relation-ships with us. In addition, Citibank, N.A. is an affiliate of Citicorp Securi-ties, Inc.

OPTIONAL REDEMPTION FEATURES

  In addition to the conditional right to advance the maturity date and the tax redemption feature discussed in the Prospectus, the Debentures also will have optional redemption features.

  We will be able to redeem the Debentures in whole or part at any time prior to March 1, 2047 at a redemption price equal to the greater of:

 .  100% of the principal amount of the Debentures; or

 . the sum of the present values of the principal amount (based on an assumed repayment on March 1, 2047 at the applicable redemption price of 103.19%) and the remaining scheduled payments of interest through that assumed date discounted to the redemption date on a semiannual basis at the Treasury Rate plus 15 basis points, plus in each case accrued interest thereon to the date of redemption.

  "Treasury Rate" means, with respect to any redemption date, the rate per an-num equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

  "Comparable Treasury Issue" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (ex-pressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statis-tical release published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such re-demption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Refer-ence Treasury Dealer Quotations, the average of all such Quotations. "Refer-ence Treasury Dealer Quotations" means, with respect to each Reference Trea-sury Dealer and any redemption date, the average, as determined by the Trust-ee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount)

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                                      S-2

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quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00
p.m. on the third business day preceding such redemption date.

  "Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Citicorp Securities, Inc., and their respective successors and two or more other primary U.S. Government securities dealers in New York City ("Primary Treasury Dealer"); provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute another Primary Treasury Dealer.

  At any time on or after March 1, 2047, we will have the right to redeem the Debentures at the following redemption prices (expressed as percentages of the principal amount), plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning March 1 of the years indicated:

                 REDEMPTION
YEAR               PRICE
----             ----------
2047............   103.19%
2048............   103.03
2049............   102.87
2050............   102.71
2051............   102.55
2052............   102.39
2053............   102.23
2054............   102.07
2055............   101.91
2056............   101.75
2057............   101.59

                 REDEMPTION
YEAR               PRICE
----             ----------
2058............   101.44%
2059............   101.28
2060............   101.12
2061............   100.96
2062............   100.80
2063............   100.64
2064............   100.48
2065............   100.32
2066............   100.16
2067 and
 thereafter.....   100.00

  If we redeem less than all of the Debentures, the Trustee will select the Debentures for redemption on a pro rata basis. Debentures will be redeemed in the amount of $1,000 or multiples thereof.

  We will mail notice of any redemption to holders at least 30 days but not more than 60 days before the redemption date. Unless we default in payment of the redemption price, on and after the redemption date, interest will no longer accrue on Debentures called for redemption.

UNDERWRITING

  Subject to the terms of the Underwriting Agreement, we have agreed to sell to the Underwriters the Debentures in the following amounts.

Merrill Lynch, Pierce, Fenner & Smith
        Incorporated.............................................. $150,000,000
Goldman, Sachs & Co...............................................  120,000,000
Citicorp Securities, Inc..........................................   30,000,000
                                                                   ------------
  Total........................................................... $300,000,000

  Under the Underwriting Agreement, the Underwriters must take and pay for all of the Debentures if any are taken.

  The Underwriters will offer the Debentures directly to the public at the of-fering price on the cover page of this Prospectus Supplement. They will also offer the Debentures to certain dealers at that price less a concession not to exceed .675% of the principal amount of the Debentures. The Underwriters may allow, and dealers may reallow, a concession not to exceed .375% of the prin-cipal amount of the Debentures to certain other dealers. After the initial public offering, the Underwriters may change the public offering price and other selling terms for the Debentures.

  We do not intend to apply for listing of the Debentures on a national secu-rities exchange. The Underwriters intend to make a market in the Debentures in the secondary trading market. The Underwriters are not obligated to make a market in the Debentures and market making can be discontinued at any time by the Underwriters. The liquidity or trading markets for the Debentures can not be assured.

  We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. Certain Underwriters and their affiliates have been compensated by us for investment banking and commercial banking services not related to this offering. Citibank, N.A., the Trustee, has normal banking relationships with us. In addition, Citibank, N.A. is an affiliate of Citicorp Securities, Inc.

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                                      S-3

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INFORMATION INCORPORATED BY REFERENCE

  In addition to the information specifically incorporated by reference in the accompanying Prospectus, our proxy statement for our 1997 Annual Meeting of Stockholders filed with the SEC on February 25, 1997, is specifically incorpo-rated in and made a part of this Prospectus Supplement. The Appendix to that proxy statement includes general and financial information about Caterpillar, including financial statements and notes, as well as Management's Discussion and Analysis for the year ended December 31, 1996.

EXPERTS

  Price Waterhouse LLP, independent accountants, audited our financial state-ments and schedules incorporated by reference in this Prospectus Supplement and the Prospectus. These documents are incorporated by reference in reliance upon the authority of Price Waterhouse as experts in accounting and auditing in giv-ing the report.

CERTAIN LEGAL MATTERS

  The validity of the Debentures will be passed upon for Caterpillar by Richard
P. Konrath, our Securities Counsel, and for the Underwriters by Sullivan & Cromwell, New York, New York.

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--------------------------------------------------------------------------------

                                     LOGO

                                  PROSPECTUS

                                 $500,000,000

                                  DEBENTURES

                               CATERPILLAR INC.
                              100 NE ADAMS STREET
                               PEORIA, IL 61629
                                (309) 675-1000

Caterpillar Inc. intends to offer at one or more times Debentures with a total value not to exceed $500,000,000 and a maturity of up to 100 years. We will provide the specific terms of these securities in supplements to this Prospec-tus. You should read this Prospectus and the supplements carefully before you invest.

These securities have not been approved by the Securities & Exchange Commis-sion or any state securities commission, nor have these organizations passed upon the adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February 20, 1997

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WHERE YOU CAN FIND MORE INFORMATION
  We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chi-cago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the pub-lic from the SEC's web site at http://www.SEC.gov. Our common stock and cer-tain debt securities are listed on the New York Stock Exchange. Our common stock is also listed on the Chicago and Pacific Stock Exchanges. Information about us is also available at those locations.

  The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by refer-ring you to those documents. The information incorporated by reference is con-sidered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorpo-rate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Debentures. This Prospectus is part of a registration statement filed with the SEC.

 .  Annual Report on Form 10-K for the year ended December 31, 1995;

 .  Quarterly Reports on Form 10-Q for quarters ended March 31, June 30, and
   September 30, 1996;

 .  Current Reports on Form 8-K filed on March 19, June 3, June 12, July 16,
   October 15, December 11, December 16, 1996, and January 21 and February 18, 1997.

  You may request a copy of these filings at no cost, by writing or telephon-ing us at the following address:

   Caterpillar Inc.
   100 N.E. Adams St.
   Peoria, IL 61629
   Attn: Corporate Secretary
   (309)675-1000

  You should rely only on the information incorporated by reference or pro-vided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these Debentures in any state where the offer is not permitted. You should not as-sume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

THE COMPANY
  Caterpillar, through its employees and dealers, design, manufacture, market, finance and provide support for Caterpillar machines and engines. We believe our products help make progress possible around the world. More information about Caterpillar is available on our web site at http://www.CAT.com.

CONSTRUCTION, MINING AND AGRICULTURAL MACHINERY: Caterpillar construction ma-chines are used to build, maintain and rebuild the world's infrastructure-- highways, dams, airports, water and sewer systems, office complexes and hous-ing developments. Our mining machines help extract and deliver needed raw ma-terials and our agricultural tractors till the world's soil.

ENGINES: Caterpillar engines provide power to the world - for on-highway trucks, ships and boats, locomotives, and construction, mining and agricul-tural equipment. Through electrical power generating systems, they supply power to developing or isolated areas. Other systems provide emergency power to hospitals, schools, factories, office buildings and airports. A Caterpillar subsidiary, Solar Turbines Incorporated, makes turbine engines that are used to produce, process and transport crude oil and natural gas, and to provide electrical power in many different industries.

FINANCIAL PRODUCTS: Caterpillar Financial Services Corporation and its subsid-iaries offer a wide variety of financing options to help Caterpillar customers worldwide acquire and use Caterpillar equipment. Caterpillar Insurance Serv-ices Corporation provides various forms of insurance to Caterpillar customers and dealers to help support their purchase and financing of Caterpillar equip-ment.

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                                       1

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PROSPECTUS SUPPLEMENT
  The Prospectus Supplement for each offering of Debentures will contain the specific information and terms for that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. It is important for you to read both this Prospectus and the Prospectus Supplement in making your investment decision.

USE OF PROCEEDS
  The net proceeds from the sale of securities will be used for general corpo-rate purposes. General corporate purposes may include acquisitions, repur-chases of common stock, additions to working capital, capital expenditures, and retirement of debt.

RATIO OF PROFIT TO FIXED CHARGES
  The Ratio of Profit to Fixed Charges for each of the periods indicated is as follows:

                       TWELVE MONTHS ENDED DECEMBER 31,

 1996              1995                         1994                         1993                         1992
 ----              ----                         ----                         ----                         ----
 4.5               4.0                          3.8                          2.4                          *

*Because of pretax losses for the
year ended December 31, 1992,
profit was not sufficient to cover
fixed charges. The coverage
deficiency was approximately $341
million.


  These ratios include Caterpillar, our consolidated subsidiaries, and 50%- owned unconsolidated affiliated companies. Profit is determined by adding in-come from continuing operations, income taxes and fixed charges. Fixed charges include interest, other costs related to borrowed funds and a portion of rent-als representing interest.

DESCRIPTION OF THE DEBENTURES

GENERAL
  We will issue the Debentures under an Indenture between us and the Trustee, Citibank, N.A., dated May 1, 1987, and supplemented June 1, 1989, May 15, 1992, and December 16, 1996. This Prospectus briefly outlines some of the In-denture provisions. If you would like more information on these provisions, review the Indenture and its supplements that we filed with the SEC as Exhib-its to the registration statement containing this Prospectus. See Where You Can Find More Information on how to locate the Indenture and the supplements. You may also review the Indenture at the Trustee's offices located in New York, New York.

  The Indenture does not limit the amount of Debentures that may be issued and each series of Debentures may differ as to their terms. The Debentures may be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

  The Debentures will be unsecured and unsubordinated and will rank equally with all our unsecured and unsubordinated indebtedness. The Debentures will not be subject to any conversion, amortization, or sinking fund. It is antici-pated that the Debentures will be "book-entry," represented by a permanent global certificate registered in the name of the Depository Trust Company or its nominee. However, we reserve the right to issue the securities in certifi-cate form registered in the name of the security holders.

  For current information on our debt outstanding see our most recent Form 10-K and 10-Q. See Where You Can Find More Information.

CONDITIONAL RIGHT TO ADVANCE MATURITY AND TAX EVENT REDEMPTION

  We plan to deduct interest paid on the Debentures for federal income tax purposes. However, President Clinton's budget proposal for Fiscal Year 1997, released March 19, 1996, had proposed tax law changes that, among other things, would prohibit us from deducting interest payments on debt with a ma-turity of more than 40 years. On March 29, 1996, the Chairmen of the Senate Finance Committee and the House Ways and Means Committee issued a joint state-ment that the proposed legislation if enacted would not be effective prior to the date of appropriate congressional action. Senator Daniel Patrick Moynihan and Representatives Sam M. Gibbons and Charles B. Rangel wrote letters to the Treasury Department concurring with the joint statement. The proposed legisla-tion was not enacted by the 104th Congress. There can be no assurance that the proposed legislation or similar legislation affecting our ability to deduct interest paid on the Debentures will not be enacted in the future. There also can be no assurance that this type of legislation would not have a retroactive effect.

  If independent tax counsel tells us that based on governmental action there is some risk interest on the

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                                       2

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Debentures will not be deductible for federal income tax purposes, we will have the right to advance the maturity date on the Debentures to the minimum extent required for interest on the Debentures to be deductible. If we do so, we will mail notice of the advanced maturity to each record holder of the De-bentures within 60 days of having received tax counsel's opinion.

  We believe the Debentures should constitute indebtedness for federal income tax purposes under current law and that advancing the maturity date as de-scribed above would not be a taxable event to holders. You should be aware, however, that exercise of our right to advance the maturity date would be a taxable event to holders if the Debentures are treated as equity for purposes of federal income taxation before the maturity date is advanced.

  If the maturity date is advanced as described above and tax counsel believed there was still a risk that interest on the Debentures may not be deductible, we would have the right to redeem the Debentures in whole within 90 days of tax counsel's opinion. The redemption price would be equal to the greater of:

 .  100% of the principal amount of the Debentures; or

 . the sum, as determined by the Quotation Agent, of the present values of the principal amount based on assumed repayment on the first permitted redemption date, at the then applicable redemption price, and the remaining scheduled payments of interest through that assumed repayment date, in each case discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate, plus, in each such case, accrued interest thereon to the date of redemption.

  We would mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each Debenture holder. Unless we defaulted in payment of the redemption price, on and after the redemption date, interest would no longer accrue on the Debentures called for redemption.

  For purposes of this discussion:

  Adjusted Treasury Rate means, for any redemption date, the rate per annum equal to the semi-annual yield to maturity of the Comparable Treasury Issue, calculated on the third Business Day preceding such redemption date using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date plus .375%.

  Comparable Treasury Issue means the United States Treasury security selected by the Quotation Agent as having a maturity that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the Remaining Life of the Debentures.

  Quotation Agent means the Reference Treasury Dealer appointed by the Trustee after consultation with us.

  Comparable Treasury Price means, with respect to any redemption date, the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quo-tations, or, if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

  Reference Treasury Dealer Quotations means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (ex-pressed in each case as a percentage of its principal amount) quoted in writ-ing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

  Reference Treasury Dealer means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., and Citicorp Securities Inc., and their respective successors and two or more other primary U.S. Government se-curities dealers in New York City ("Primary Treasury Dealer"); provided, how-ever, that if any of the foregoing shall cease to be a Primary Treasury Deal-er, we shall substitute another Primary Treasury Dealer.

EXCHANGE, REGISTRATION, TRANSFER, AND PAYMENT
  Principal and interest on the Debentures will be payable, and the exchange or transfer of Debentures will be registerable at the corporate trust office of the Trustee in New York, New York. No service charge

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                                       3

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will be applied for a registration of transfer or exchange of Debentures ex-
cept to cover tax or any governmental charge.

GLOBAL SECURITIES
  Debentures may be issued in the form of one or more Global Securities that will be deposited with The Depository Trust Company, New York, New York ("DTC"). If this is done, we will not issue certificates to each holder. One or more global securities would be issued to DTC who would keep a computerized record of its participants (for example, your broker) whose clients have pur-chased the securities. The participant would then keep a record of its clients who purchased the securities. A global security may not be transferred; except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

  Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securi-ties transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant's accounts. This elimi-nates the need to exchange certificates. Direct Participants include securi-ties brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

  DTC's book-entry system is also used by other organizations such as securi-ties brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

  DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Asso-ciation of Securities Dealers, Inc.

  We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, the Trustee, and the paying agent will have no di-rect responsibility or liability to pay amounts due on the securities to own-ers of beneficial interests in the global securities.

  It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date accord-ing to their respective holdings of beneficial interests in the global securi-ties as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Pay-ments by participants to owners of beneficial interests in the global securi-ties, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the trustee, or us.

  Securities represented by a global security would be exchangeable for Deben-ture certificates with the same terms in authorized denominations only if:

 . DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days;

 . We deliver to the Trustee an order that the global security shall be ex-changeable; or

 . There is a continuing Event of Default, as described below, regarding the Securities.

CERTAIN RESTRICTIVE COVENANTS
  The Indenture requires us to comply with certain restrictive covenants. These covenants apply to us and Restricted Subsidiaries maintained by us.

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                                       4

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WHAT IS A RESTRICTED OR UNRESTRICTED SUBSIDIARY?
  A "Restricted Subsidiary" is defined as any subsidiary other than an Unre-stricted Subsidiary and any Unrestricted Subsidiary designated by our Board of Directors after May 1, 1987, as a Restricted Subsidiary.

  "Unrestricted Subsidiary" is defined as:

 . any subsidiary acquired or organized by us after May 1, 1987, as long as that subsidiary is not a successor to a Restricted Subsidiary;

 .  any subsidiary with principal business and assets located outside the United
   States (its territories and possessions) and Canada;

 . any subsidiary with the principal business of financing our dealers and dis-tributors, as well as acquisitions and dispositions of our products by deal-ers, distributors, or other customers;

 . any subsidiary with the principal business of owning, leasing, dealing in or developing real property; and

 . any subsidiary with substantially all assets consisting of securities of subsidiaries described above.

OTHER DEFINITIONS
IMPORTANT PROPERTY: means any manufacturing plants or facilities of us or any Restricted Subsidiary located in the U.S., Canada, or Puerto Rico having a gross book value (without deduction for depreciation) in excess of 1% of Con-solidated Net Tangible Assets, other than any plant or other facility our Board believes is not important to our business as a whole.

CONSOLIDATED NET TANGIBLE ASSETS: means the total of all assets appearing on a consolidated balance sheet of Caterpillar and its consolidated subsidiaries prepared in accordance with generally accepted accounting principles, excluding the sum of (1) all current liabilities and (2) all goodwill, patents, copy-rights, trademarks and other like intangibles.

SECURED DEBT: means indebtedness secured by a mortgage, pledge, lien, security interest or encumbrance on:

 .  any Important Property of Caterpillar or any Restricted Subsidiary; or

 .  any shares of stock or indebtedness of a Restricted Subsidiary.

VALUE: means with respect to a Sale and Leaseback Transaction, an amount equal to the greater of:

 . the net proceeds of the sale of the property leased pursuant to the Sale and Leaseback Transaction; or

 . the fair value of the property at the time of the Sale and Leaseback Trans-action, as determined by our Board of Directors.

  (In either case, the amount derived is first divided by the term of the lease and then multiplied by the number of years remaining on the lease at the time of determination.)

RESTRICTIONS ON SECURED DEBT (INDENTURE SECTION 1007)
  The Indenture prohibits us and our Restricted Subsidiaries from creating Se-cured Debt (without securing the Debentures equally and ratably with Secured
Debt), with the following exceptions:

 . certain mortgages, pledges, liens, security interests or encumbrances to se-cure payment of all or part of the cost of acquisition, construction or im-provement of our property or the property of a Restricted Subsidiary;

 . mortgages, pledges, liens, security interests or encumbrances on property acquired, whether or not assumed by us or a Restricted Subsidiary;

 . mortgages, pledges, liens, security interests or encumbrances on property, stock, or indebtedness of a Restricted Subsidiary at the time it becomes such;

 . mortgages, pledges, liens, security interests or encumbrances on property of a corporation merged with us or a Restricted Subsidiary or at the time of a disposition of substantially all of the property of another corporation to us or a Restricted Subsidiary;

 . mortgages, pledges, liens, security interests, or encumbrances on our prop-erty or the property of a Restricted Subsidiary in favor of a governmental entity pursuant to contract or statute or to secure certain indebtedness;

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 .  any extension, renewal or replacement of any mortgage, pledge, lien or en-
   cumbrance referred to above;

 . any mortgage, pledge, lien, security interest, or encumbrance securing debt owed by us or a Restricted Subsidiary to us or a Restricted Subsidiary.

  In addition to these exceptions, we or a Restricted Subsidiary may create, assume, or guarantee other Secured Debt without securing the Debentures if the total amount of Secured Debt outstanding and value of Sale and Leaseback Trans-actions at the time does not exceed 10% of Consolidated Net Tangible Assets.

RESTRICTIONS ON SALE AND LEASEBACK TRANSACTIONS (INDENTURE SECTION 1008)
  Neither we nor any Restricted Subsidiary can sell or transfer (except to us or a Restricted Subsidiary) any Important Property we own with the intention of taking back a lease on the property, except for a lease not exceeding three years, with the following exceptions:

 . if we or a Restricted Subsidiary could incur Secured Debt equal to the amount received on a sale or transfer secured by a mortgage on the property to be leased without equally and ratably securing the Debentures;

 . if we or a Restricted Subsidiary apply an amount equal to the value of the property leased to the retirement, within 120 days after the effective date of the arrangement, of indebtedness for money borrowed by us or a Restricted Subsidiary recorded as funded debt as of the date of its creation and which, in the case of indebtedness of us, is not subordinated in right of payment to the prior payment of the Debentures. The amount applied to the retirement of that indebtedness shall be reduced by (i) the principal amount of any De-bentures delivered within 120 days of the effective date to the Trustee for retirement and cancellation, and (ii) the principal amount of the indebted-ness, other than Debentures, retired by us or a Restricted Subsidiary within 120 days of the effective date of the arrangement. No retirement referred to in this clause may be by payment at maturity or a mandatory prepayment pro-vision.

RESTRICTION ON TRANSFER OF IMPORTANT PROPERTY (INDENTURE SECTION 1009)
  Neither we nor a Restricted Subsidiary can transfer Important Property to an Unrestricted Subsidiary except in limited circumstances. The transfer can occur if we apply an amount equal to the fair value of the property at the time of transfer (as determined by our Board of Directors) to the retirement of indebt-edness of us or a Restricted Subsidiary that is recorded as funded debt and is not subordinated in right of payment to the Debentures. The debt retirement must occur within 120 days of the transfer.

EVENTS OF DEFAULT (INDENTURE ARTICLES 5 AND 6)
  Unless we indicate otherwise in a Prospectus Supplement, the following events are defined in the Indenture as "Events of Default" regarding the Debentures:

 .  failure to pay principal or premium on any Debentures when due;

 .  failure to pay interest on Debentures when due, continued for 60 days;

 .  failure to deposit any sinking fund payment when due;

 . failure to perform any other covenant in the Indenture for 60 days after we have received written notice of the failure;

 .  certain events in bankruptcy, insolvency or reorganization; and

 .  any other Event of Default stipulated.

  Unless stated otherwise in a Prospectus Supplement, any Event of Default on a particular series of Debentures is not necessarily an Event of Default on an-other series of Debentures.

  If an Event of Default occurs on outstanding Debentures of a particular se-ries and continues, the Trustee or holders of at least 25% of that series' De-bentures may declare the principal amount of all Debentures in the series due and payable. Under certain circumstances, holders of a majority of the Deben-tures in the series may rescind that declaration.

  The Trustee must within 90 days after a default occurs, notify the holders of Debentures of that series of the default if we have not remedied it. The Trustee

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                                       6

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may withhold notice to the holders of any default (except in the payment of principal or interest) if it in good faith considers such withholding in the interest of holders. We are required to file an annual certificate with the Trustee, signed by an officer, about any default by us under any provisions of the Indenture.

  Subject to the provisions of the Indenture relating to its duties in case of default, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders unless such holders offer the Trustee reasonable indemnity. Subject to the pro-visions for indemnification, the holders of a majority in principal amount of the Debentures may direct the time, method and place of conducting any proceed-ings for any remedy available to, or exercising any trust or power conferred on, the Trustee with respect to such Debentures.

MODIFICATION OF INDENTURE (INDENTURE SECTION 902)
  Under the Indenture, our rights and obligations and the rights of the holders of debt securities may be changed. Certain changes require the consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstand-ing debt of each series to be affected. However, the following changes may not be made without the consent of each holder of the Debentures:

 . changes to the stated maturity date of the principal or any interest installment;

 .  reductions in the principal amount or interest due;

 .  changes to the place or currency of payment of principal or interest;

 .  impairment of the right to institute suit for the enforcement of payment;

 . reduction in the stated percentage of holders necessary to modify the Indenture; or

 . modifications to any of these requirements or to reduce the percentage of outstanding Debentures necessary to waive compliance with certain provisions of the Indenture or for the waiver of certain defaults.

CONSOLIDATION, MERGER, OR SALE (INDENTURE SECTION 801)
  We cannot merge with another company or sell or lease substantially all of our property to another company unless:

 . we are the continuing corporation, or the successor corporation is a domes-tic corporation and expressly assumes the payment of principal and interest on the Debentures and the performance and observance of all the covenants and conditions of the Indenture binding on us;

 . we, or the successor corporation, are not immediately after the merger, con-solidation, or sale in default in the performance of a covenant or condition in the Indenture; and

 . if as a result of the merger, consolidation or sale we become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the Indenture, we or the successor corporation take steps necessary to secure the Debentures equally and ratably with all indebtedness secured.

DEFEASANCE (INDENTURE ARTICLE 13)
  Under certain circumstances we may be discharged from our obligations on the Debentures of a series at any time before the stated maturity if we deposit with the Trustee money or certain equivalents sufficient to pay principal and interest on the Debentures. One condition for such defeasance is that we must deliver to the Trustee an opinion of counsel that holders of the Debentures will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance.

PLAN OF DISTRIBUTION
  We may sell the Debentures (a) through underwriters or dealers; (b) directly to one or more purchasers; or (c) through agents. The Prospectus Supplement will include the names of underwriters, dealers or agents retained. The Pro-spectus Supplement also will include the purchase price of the Debentures, Cat-erpillar's proceeds from the sale, any underwriting discounts or commissions and other items constituting underwriters' compensation.

  The underwriters will acquire the Debentures for their own account. They may resell the Debentures in

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                                       7

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one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obli-gations of the underwriters to purchase the securities will be subject to cer-tain conditions. The underwriters will be obligated to purchase all the secu-rities of the series offered if any of the securities are purchased. Any ini-tial public offering price and any discounts or concessions allowed or re-al-lowed or paid to dealers may be changed from time to time.

  Underwriters, dealers, and agents that participate in the distribution of the Debentures may be underwriters as defined in the Securities Act of 1933 ("Act"), and any discounts or commissions received by them from us and any profit on the resale of the Debentures by them may be treated as underwriting discounts and commissions under the Act.

  We may have agreements with the underwriters, dealers, and agents to indem-nify them against certain civil liabilities, including liabilities under the Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

  Underwriters, dealers and agents and their affiliates may engage in transac-tions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

LEGAL OPINIONS
  Richard P. Konrath, our Securities Counsel, will issue an opinion about the legality of the Debentures for us. Underwriters and agents may have their own counsel issuing an opinion for them. They may rely on the opinion of our coun-sel as to matters of Illinois law.

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 YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED
IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE DEBENTURES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                              ------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Description of Debentures.................................................. S-2
Underwriting............................................................... S-3
Experts.................................................................... S-3
Certain Legal Matters...................................................... S-4

                                  PROSPECTUS

Where You Can Find More Information........................................   1
The Company................................................................   1
Prospectus Supplement......................................................   2
Use of Proceeds............................................................   2
Ratio of Profit to Fixed Charges...........................................   2
Description of the Debentures..............................................   2
Plan of Distribution.......................................................   7
Legal Opinions.............................................................   8

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                                 $300,000,000

                              [CATERPILLAR LOGO]

                               7 3/8% DEBENTURES
                               DUE MARCH 1, 2097

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                             PROSPECTUS SUPPLEMENT

                              ------------------

                              MERRILL LYNCH & CO.

                             GOLDMAN, SACHS & CO.

                           CITICORP SECURITIES, INC.

                               FEBRUARY 26, 1997

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